Southern Union Company
                          One PEI Center, Second Floor
                        Wilkes-Barre, Pennsylvania 18711


                                 October 3, 2003


Dear Stockholder:


You are cordially invited to attend the Annual Meeting of Stockholders of Southern Union Company (the "Company") to be held at 11:00 a. m. (Eastern Time) on Tuesday, November 4, 2003 at The Regency, 540 Park Avenue at 61st Street, New York, New York. A notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed.


Following the formal business session, there will be an informal presentation about the present status of the Company and an opportunity for questions of general interest to the stockholders.

Whether or not you plan to attend the meeting on November 4, 2003 please mark, sign and date the enclosed proxy and return it in the envelope provided (which requires no postage if mailed in the United States) so that your shares will be represented. Your prompt cooperation will be appreciated.

On behalf of the Board of Directors,


                                                Sincerely,

                                                GEORGE L. LINDEMANN
                                                -----------------------
                                                GEORGE L. LINDEMANN
                                                Chairman of the Board and
                                                Chief Executive Officer

                                TABLE OF CONTENTS



Notice of Annual Meeting of Stockholders ..................................    i

Defined Terms .............................................................   ii

Questions and Answers .....................................................    1

Proposals to be Voted Upon ................................................    3
   Election of Directors ..................................................    3
   Approval of the 2003 Stock and Incentive Plan ..........................    3
   Approval of the Executive Incentive Bonus Plan .........................    5

Board of Directors ........................................................    8
   Board Size and Composition .............................................    8
   Board Committees and Meetings ..........................................    9
   Board Compensation .....................................................   10
   Directors' Deferred Compensation Plan ..................................   10

Report of the Audit Committee .............................................   11

Board of Directors' Report on Executive Compensation ......................   12

Executive Officers and Compensation .......................................   13
   Executive Officers Who Are Not Directors ...............................   13
   Executive Compensation .................................................   14
   Summary Compensation Table .............................................   14
   Option Grants in 2003 ..................................................   14
   Options Exercised in 2003 and 2003 Year-End Values .....................   15
   Retirement Benefits ....................................................   15
   Equity Compensation Plans ..............................................   16
   Employment Contracts, Termination of Employment and Change-In
     Control Arrangements .................................................   16
   Compensation Committee Interlocks and Insider Participation ............   17
   Section 16(a) Beneficial Ownership Reporting Compliance ................   18

Security Ownership ........................................................   19

Common Stock Performance Graph ............................................   21

Certain Relationships .....................................................   21

Independent Auditors ......................................................   22

The Company's 2003 Annual Report ..........................................   23

APPENDIX A    Executive Incentive Bonus Plan

APPENDIX B    Amended and Restated Audit Committee Charter

                             Southern Union Company
                          One PEI Center, Second Floor
                        Wilkes-Barre, Pennsylvania 18711

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held November 4, 2003


To the Holders of Common Stock of
SOUTHERN UNION COMPANY:

The 2003 Annual Meeting of Stockholders of Southern Union Company, a Delaware corporation, will be held at The Regency, 540 Park Avenue at 61st Street, New York, New York on Tuesday, November 4, 2003 at 11:00 a. m. (Eastern Time) to consider and take action upon the following:

(i) the election of three persons to serve as the Class I directors until the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
(ii)          approval of the Southern Union Company 2003 Stock and Incentive
              Plan; and
(iii)         approval of the Southern Union Company Executive
              Incentive Bonus Plan.

Your Board of Directors recommends a vote "FOR" all three proposals. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Stockholders of record of the Company's Common Stock at the close of business on September 15, 2003 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of stockholders of record entitled to vote at the Annual Meeting will be maintained in the Company's office at One PEI Center, Wilkes-Barre, Pennsylvania 18711, for ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please mark, execute, date and return the enclosed proxy in the envelope provided (which requires no postage if mailed within the United States). Should you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

                                    By Order of the Board of Directors,

                                    DENNIS K. MORGAN
                                    ---------------------
                                    DENNIS K. MORGAN
                                    Secretary




Wilkes-Barre, Pennsylvania
October 3, 2003

                                  DEFINED TERMS



"1992 Plan" means Southern Union's 1992 Long Term Stock Incentive Plan.

"2003 Plan" means Southern Union's 2003 Stock and Incentive Plan.

"401(k) Plan" means Southern Union's Savings Plan.

"Board" or "Board of Directors" means Southern Union's Board of Directors.

"Bonus Plan" means Southern Union's Executive Incentive Bonus Plan.

"Common Stock" means Southern Union's Common Stock.

"Company" or "Southern Union" or "we" means Southern Union Company.

"Directors' Plan" means Southern Union's Directors' Deferred Compensation Plan.

"Pennsylvania Incentive Plan" means the Pennsylvania Division Stock Incentive Plan that was assumed by Southern Union upon the November 4, 1999 acquisition of Pennsylvania Enterprises, Inc.

"Pennsylvania Option Plan" means the Pennsylvania Division 1992 Stock Option Plan that was assumed by Southern Union upon the November 4, 1999 acquisition of Pennsylvania Enterprises, Inc.

"Plan Committee" means the 1992 Long-Term Stock Incentive Plan Committee of the Board of Directors of the Company, which administers the 1992 Plan, the 1982 Plan, the Pennsylvania Incentive Plan and the Pennsylvania Option Plan.

"Stock Plan" means Southern Union's Executive Deferred Stock Plan in which the participant has deferred receipt of the stock from their options exercise that is held in the trust for the Stock Plan.

"Supplemental Plan" means Southern Union's Supplemental Deferred Compensation Plan.

                             Southern Union Company
                          One PEI Center, Second Floor
                        Wilkes-Barre, Pennsylvania 18711

                      ------------------------------------

                                 PROXY STATEMENT

                     -------------------------------------


The accompanying proxy, to be mailed to stockholders together with the Notice of Annual Meeting and this Proxy Statement on or about October 9, 2003, is solicited by Southern Union Company in connection with the Annual Meeting of Stockholders to be held on November 4, 2003.

                              QUESTIONS AND ANSWERS

--------------------------------------------------------------------------------
Q:   What am I voting on?

A:   You are voting on the following:
(i) Election of John E. Brennan, Frank W. Denius and Ronald W. Simms as Class I directors;
(ii) Approval of the Southern Union Company 2003 Stock and Incentive
     Plan; and
(iii) Approval of the Southern Union Company Executive Incentive Bonus
      Plan.

--------------------------------------------------------------------------------
Q:   Who is entitled to vote?

A: Stockholders as of the close of business on the Record Date, September 15, 2003, are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. With respect to the election of directors, stockholders have cumulative voting rights, which entitle each stockholder to that number of votes which equals the number of shares he or she holds multiplied by the number of directors to be elected at the Annual Meeting, which is three. The Bylaws of the Company require that a stockholder who intends to exercise cumulative voting rights at the Annual Meeting must give written notice to the Secretary of the Company no later than ten (10) days after notice of the Annual Meeting was first sent to stockholders.

--------------------------------------------------------------------------------
Q:   How do I vote?

A: Sign and date each Proxy Card you receive and return it in the prepaid envelope. If you are the holder of record and do not mark any selections, your Proxy Card will be voted in favor of the three proposals. If you are a beneficial owner and you do not mark any selections, your broker may vote your shares on items (i) and (iii), but may not vote your shares on item
     (ii). Such non-votes will be counted as votes against item (ii). You have the right to revoke your proxy at any time before the Annual Meeting by (1) notifying Southern Union's Corporate Secretary, (2) attending the Annual Meeting and voting in person or (3) returning a later-dated proxy. If you return your signed Proxy Card, but do not indicate your voting preferences, the proxy will be voted on your behalf FOR the three proposals.

     The Board of Directors is not aware of any matter other than the matters described above to be presented for action at the Annual Meeting. If a proposal other than the three listed in the Notice is properly presented at the Annual Meeting, your signed proxy card gives authority to each of George L. Lindemann and Thomas F. Karam, members of the Board of Directors, to vote on such matters. They intend to vote in accordance with their best judgment.

     Stockholders should NOT send proxies to the Company. Holders of record with
     ---------------------------------------------------
     stock certificates should send their proxies to EquiServe Trust Company, N.A., PO Box 43010, Providence, Rhode Island 02940-3010. Beneficial holders should return their proxies in accordance with instructions they receive from their broker, bank or other custodian, nominee, fiduciary or agent.

Q:   Is my vote confidential?

A: Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the Proxy Card or elsewhere) will remain confidential, unless you ask that your name be disclosed.
--------------------------------------------------------------------------------
Q:   Who will count the vote?

A: Representatives of the Company and its legal counsel, Fleischman and Walsh, L.L.P., will tabulate the votes and act as inspectors of election.

--------------------------------------------------------------------------------
Q:   What does it mean if I get more than one proxy card?

A: It is an indication that your shares are registered differently or are in more than one account, including your accounts in Southern Union's Direct Stock Purchase Plan, or any director or employee benefit plan held in custody by a trustee. Sign and return all proxy cards to ensure that all your shares are voted.

--------------------------------------------------------------------------------
Q:   What constitutes a quorum?

A: As of the Record Date, 72,890,475 shares of the Company's Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of adopting proposals at the Annual Meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. If you are present or represented by a proxy at the Annual Meeting and you abstain or withhold your vote, it will have the same effect as a vote AGAINST the proposals to elect the three directors, approve the adoption of the 2003 Plan and approve the adoption of the Executive Incentive Bonus Plan. Broker non-votes will be counted as part of the quorum but will not be part of the voting power present.

--------------------------------------------------------------------------------
Q:   Who can attend the Annual Meeting?

A:   All stockholders of record as of the Record Date can attend.

--------------------------------------------------------------------------------
Q:   When are the 2004 stockholder proposals due?

A: In order to be considered for inclusion in next year's proxy statement, stockholder proposals must be submitted in writing by May 31, 2004, to Dennis K. Morgan, Corporate Secretary, Southern Union Company, One PEI Center, Second Floor, Wilkes-Barre, Pennsylvania 18711.

--------------------------------------------------------------------------------
Q: How does a stockholder nominate someone to be considered for election as a director of Southern Union?

A: Any stockholder may recommend any person as a nominee for director of Southern Union by submitting such recommendation in writing to the Company's Secretary at least 45 days before an annual meeting (which date was September 20, 2003 for this year's Annual Meeting) or no later than ten
     (10) days after the date of the notice of a special meeting. The notice must include certain information about the nominating stockholder and the nominee(s). Certain persons are disqualified by the Bylaws from serving as directors. A copy of the relevant Bylaws provisions may be obtained from the Company's Secretary. As of the date of this Proxy Statement, no stockholder has nominated any person to serve as a director of the Company.

--------------------------------------------------------------------------------
Q:   Who pays for this proxy solicitation?

A: Southern Union will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock. Southern Union has retained Innisfree M&A Incorporated for assistance in the solicitation of proxies. For its services, Innisfree M&A Incorporated will receive a fee estimated at $7,500 plus reimbursement for reasonable and customary out-of-pocket expenses.

                           PROPOSALS TO BE VOTED UPON

1.   Election of Directors

     Nominees for election this year are John E. Brennan, Frank W. Denius and Ronald W. Simms. Each has consented to serve a three-year term.
    (See page 8 for more information.)

     Directors are elected by a plurality of the votes of shares present in person or represented by proxy and entitled to vote in the election. Your Board recommends a vote FOR election of these directors.

     If any director declines or becomes unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors. If no substitute is designated, votes will be cast according to the judgment of George L. Lindemann and Thomas F. Karam. If cumulative voting is in effect by any stockholder, unless authority is withheld, George L. Lindemann and Thomas F. Karam may allocate the votes represented by a proxy received by management in the manner they deem proper in their best judgment.

2.   Approval of the 2003 Stock and Incentive Plan

     In September 2003, the Board of Directors, upon the recommendation of the Compensation Committee, unanimously approved and adopted the 2003 Plan and directed that it be submitted to the stockholders for approval. The 2003 Plan will become effective when stockholders and the Massachusetts Department of Telecommunications and Energy approve it. Approval from the Massachusetts Department of Telecommunications and Energy has been requested and is still pending. Approval is required in Massachusetts, in which the Company operates in, for all transactions that could impact common stockholders' equity.

                                  Introduction

     The purpose of the 2003 Plan is to align the interests of the participants with those of other Southern Union stockholders through equity-based compensation alternatives, thereby promoting the long-term financial interests of the Company and enhancing long-term stockholder return. The 2003 Plan is intended to enhance the Company's obligation to effectively recruit, motivate and retain the caliber of employees essential for the Company's success and provide them with incentive compensation opportunities that are competitive with those of similar companies.

     The 1992 Plan, which was approved by the Company's stockholders in May 1993, expired July 1, 2002. The 2003 Plan allows for up to 7,000,000 shares (subject to adjustment) to be issued under the 2003 Plan. Approval of the 2003 Plan, which allows awards to be granted under it for ten years, is intended to give the Company needed certainty and flexibility in designing and managing equity-based compensation to meet the needs of its growing business over an extended period of time. In addition, approval of the 2003 Plan will renew the Company's ability to grant performance-based compensation awards that comply with the requirements of Section 162(m) of the Internal Revenue Code, thereby preserving the Company's ability to receive tax deductions for these awards.

     Approval of the 2003 Plan requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

                      Summary Description of the 2003 Plan

     The following is a brief summary of the material features of the 2003 Plan. This summary is qualified in its entirety by reference to the text of the 2003 Plan, a copy of which is available without charge upon written request to the Secretary of the Company.

     Administration and Operation The 2003 Plan will be administered by a committee of directors (each of whom will be a "non-employee director" for purposes of Rule 16b-3 promulgated by the Securities and Exchange Commission and an "outside director" for purposes of Section 162(m) designated from time to time by the Board. Currently the Compensation Committee, composed of Messrs. Brodsky, Gitter and Denius, has been charged with the responsibility of administering the Company's stock-based compensation programs, and it will serve as the administration committee for the 2003 Plan.

     Subject to certain restrictions that are set forth in the 2003 Plan, the committee will have complete and absolute authority to make any and all decisions regarding the administration of the 2003 Plan, including the authority to construe and interpret the plan and awards under the plan, establish administrative rules and procedures, select award recipients, determine the type of awards, establish the terms, conditions and other provisions of awards and amend awards. Subject to certain restrictions that are set forth in the 2003 Plan, the committee may delegate any of its authority and responsibility to management, except for determinations and decisions regarding awards to be made, which must be made by the committee itself.

     Eligibility The persons eligible to receive awards under the 2003 Plan include all of the salaried employees of the Company and its controlled affiliates and subsidiaries.

     Shares Available for Issuance The number of shares of common stock that are authorized and available for issuance under the 2003 Plan when it becomes effective will be 7,000,000. No more than 725,000 shares, however, can be issued pursuant to awards in the form of stock bonuses, restricted stock, performance units or other equity-based rights, as described below. If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited or expires unexercised, those shares will then become available for future awards. The number of shares authorized and available for issuance under the plan is subject to adjustment in the event of a stock split, stock dividend, recapitalization, spin-off or similar action.

     Types and Terms of Awards Awards under the 2003 Plan may take the form of stock options (either incentive stock options or non-qualified options), stock appreciation rights, stock bonus awards, restricted stock, performance units or other equity-based rights. Subject to certain restrictions that are set forth in the 2003 Plan, the committee will have complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination and forfeiture provisions.

     The committee shall be subject to the following specific restrictions regarding the types and terms of awards:

     o No participant may receive in any calendar year awards covering more than 200,000 shares.

     o The exercise price for a stock option may not be less than 100% of the fair market value of the stock on the date of grant.

     o No award may be granted more than ten years after the date of the 2003 Plan.

     No stock option can be "repriced" without the consent of the shareholders and of the option holder if the effect would be to reduce or increase the exercise price per share. For this purpose, "repricing" includes a tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as decreasing the exercise price.

     Change in Control If the applicable award agreement so provides, upon certain events constituting a change in control of the Company, as specified in the 2003 Plan, immediately prior to the occurrence of the change in control all options and stock appreciation rights subject to the award will become immediately exercisable, the expiration of the restrictions applicable to any restricted stock grant made under the award shall immediately be accelerated, and such other results shall take place with respect to other awards as may be set forth in the relevant award agreement.

     Amendments and Termination To the extent permitted by law, the Board, without the consent or approval of any plan participant, may amend, suspend or terminate the 2003 Plan, so long as that action does not adversely affect the rights of any holder under any award then outstanding. Without the approval of the stockholders, however, in general the Board may not amend the 2003 Plan to increase the number of shares available for issuance or to modify the requirements regarding eligibility in the 2003 Plan. No Awards will be granted under the 2003 Plan after the tenth anniversary of its effective date.

     Federal Income Tax Consequences The following is a brief description of the material U.S. federal income tax consequences associated with awards under the 2003 Plan. It is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. Tax consequences in other countries may vary.

         Stock Options. There will generally be no federal income tax consequences to either the Company or the participant upon the grant of a stock option. If the option is a non-qualified stock option, the participant will realize ordinary income at exercise equal to the excess of the fair market value of the stock acquired over the exercise price and the Company will receive a corresponding deduction. Any gain or loss realized upon a subsequent disposition of the stock will generally constitute capital gain.

         If the option is an incentive stock option, the participant will generally not realize taxable income on exercise, but the excess of the fair market value of the stock acquired over the exercise price may give rise to "alternative minimum tax." When the stock is subsequently sold, the participant will recognize income equal to the difference between the sales price and the exercise price of the option. If that sale occurs after the expiration of two years from the date of the grant and one year from the date of exercise, the income will constitute long-term capital gain. If the sale occurs prior to that time, the participant will recognize ordinary income to the extent of the lesser of the gain realized upon the sale or the difference between the fair market value of the acquired stock at the time of exercise and the exercise price; any additional gain will constitute capital gain. The Company will be entitled to a deduction in an amount equal to the ordinary income, if any, that the participant recognizes.

         Restricted Stock. Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant except to the extent that such participant's total compensation exceeds one million dollars, in which case any such grant of Restricted Stock must be made pursuant to a performance based benchmark established by the Compensation Committee.

         Other Awards. In the case of other awards, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or the date of delivery of the underlying shares and the Company will generally be entitled to a corresponding tax deduction.

     New Plan Benefits The awards that will be granted to eligible participants under the 2003 Plan are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time.

     Vote Required: In order to approve the adoption of the 2003 Plan, a majority of the total number of votes that are represented at the Annual Meeting and are entitled to vote, must vote in favor of the proposal. Your Board recommends a vote FOR the proposal to adopt the 2003 Plan.

3.   Approval of the Executive Incentive Bonus Plan

     In September 2003, the Board of Directors, upon the recommendation of the Compensation Committee, unanimously approved and adopted the Executive Incentive Bonus Plan (the "Bonus Plan") to govern the award and payment of quarterly and annual cash bonuses during the five fiscal years beginning with 2004 to certain of Southern Union's executive officers and directed that the Bonus Plan be submitted to the Company's stockholders for approval so that payments under the Bonus Plan may be deductible by Southern Union for federal income tax purposes.

     The Board recommends a vote FOR the proposal to adopt the Bonus Plan.

     Introduction The purpose of the Bonus Plan is to enhance Southern Union's ability to attract and retain highly qualified executives and to provide additional financial incentives to those executives to promote the Company's success. The Bonus Plan is also intended to satisfy the requirements for "performance-based compensation" within the meaning of
     Section 162(m) of the Internal Revenue Code (the "Code").

     The Board believes that the Bonus Plan serves Southern Union's interests by focusing management's attention on the achievement of those goals that the Board determines to be strategically and operationally important for the Company. The Board also believes that it is in the best interests of Southern Union and its stockholders to ensure that any cash bonuses to be paid to its executive officers are deductible for federal income tax purposes. Accordingly, Southern Union has structured the Bonus Plan to satisfy the requirements of Section 162(m) for "performance-based" compensation. Generally, Section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to a "Named Executive Officer" (see "Executive Officers and Compensation - Summary Compensation Table") in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that compensation be paid pursuant to a plan that has been approved by the company's stockholders.

     If the Bonus Plan is not approved by the stockholders, any quarterly or annual bonus to any executive officer will not be deductible under Section 162(m) to the extent (when combined with other non-exempt compensation) it exceeds the $1 million limit.

                      Summary Description of the Bonus Plan

     The following is a brief summary of the material features of the Bonus Plan. The full text of the plan document is attached as Appendix A.

     Administration and Operation The Bonus Plan will be administered by a committee of at least two "outside" directors (within the meaning of Section 162(m)) designated from time to time by the Board. The Compensation Committee has been charged with the responsibility of administering the Bonus Plan and will have complete and absolute authority to make any and all decisions regarding the administration of the Bonus Plan, including interpreting the terms and provisions of the Bonus Plan and establishing, adjusting, paying or declining to pay bonuses under the Bonus Plan.

     Eligible Executives Participation in the Bonus Plan will be limited to "Eligible Executives," which is defined as the Chief Executive Officer and any other executive officer of Southern Union designated by the Compensation Committee. No non-employee director or non-executive officer employee will be entitled to participate in, or otherwise receive benefits under, the Bonus Plan.

     Performance Goal The Compensation Committee has chosen "Consolidated Net Income" as the measure of performance necessary for the payment of bonuses under the Bonus Plan. For purposes of the Bonus Plan, Consolidated Net Income consists of net income before extraordinary items, as reported in Southern Union's applicable quarterly or annual published financial statements.

     Establishment of Target Bonuses Within 90 days after the end of each fiscal year, the Compensation Committee will designate those Eligible Executives who are to be participants in the Bonus Plan for that year and will specify the terms and conditions for the determination and payment of an "Incentive Bonus" to each of those participants. Not later than 20 days after the beginning of each fiscal quarter, the Compensation Committee shall designate those Eligible Executives who are to be participants in the Bonus Plan for such fiscal quarter and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each of those participants. The maximum Incentive Bonus that may be payable to any Eligible Executive for any fiscal year will be 1.5% of the Consolidated Net Income for that fiscal year. The maximum incentive bonus payable to any Eligible Executive for any fiscal quarter will be 3.0% of the Consolidated Net Income for such fiscal quarter. In the event that total payments with respect to quarterly bonuses paid to any Eligible Executive exceed 1.5% of Consolidated Net Income for that fiscal year no additional bonus may be paid pursuant to the fiscal year end bonus. The Compensation Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards that the Compensation Committee determines to be appropriate. The Bonus Plan contains special provisions for designating additional Eligible Executives for participation in the Bonus Plan after such 90-day period and determining the amount of their maximum Incentive Bonuses.

     Committee Certification and Determination of Incentive Bonuses As soon as practicable after the end of each fiscal year, the Compensation Committee will certify in writing whether the stated performance goal has been met and will determine the actual amount of the Incentive Bonus to be paid to each Bonus Plan participant. In determining that amount, the Compensation Committee will consider the target bonuses established at the beginning of the year, the degree to which the established standards were satisfied and any other objective or subjective factors it deems appropriate. Target bonuses are discretionary and the Compensation Committee may reduce the amount of, or eliminate altogether, any Incentive Bonus that would otherwise be payable.

     Payment of Incentive Bonuses Following the Compensation Committee's determination of the annual and quarterly Incentive Bonuses to be paid, those Incentive Bonuses will be paid in cash (subject to any election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus or the payment of all or a portion of his or her Incentive Bonus in some form other than cash if such alternatives are available).

     Duration and Amendment If the stockholders approve the Bonus Plan, it will be effective for fiscal 2004 (the current fiscal year of the Company, which commenced on July 1, 2003) and will continue in effect until the fifth anniversary of the date of such approval. The Board or the Compensation Committee, however, may suspend or terminate the Bonus Plan at any time. In addition, the Compensation Committee may amend the Bonus Plan from time to time as it deems advisable, except that, without the approval of the stockholders, the Compensation Committee may not amend the Bonus Plan to
     (i) increase the maximum amount of the Incentive Bonus that may be paid or otherwise materially increase the benefits accruing to any Eligible Executive under the Bonus Plan, (ii) materially modify the eligibility requirements for participation in the Bonus Plan or (iii) change the material terms of the stated performance goal.

     Federal Income Tax Consequences The following is a brief description of the material U.S. federal income tax consequences associated with payments under the Bonus Plan. This description is based on existing U.S. laws and regulations, and there can be no assurances that those laws and regulations will not change in the future. Tax consequences in other countries vary. Under present federal income tax law, a Bonus Plan participant will be taxed at ordinary income tax rates on the cash portion of the bonus in the year in which such cash was received. If a participant elects to defer a portion of the bonus or to receive it in some form other than cash (if such alternatives are available), the participant may be entitled to defer the recognition of income. Generally, and subject to the provisions of Section 162(m), Southern Union will receive a federal income tax deduction corresponding to the amount of income recognized by the Bonus Plan participants.

     New Plan Benefits The Incentive Bonuses, if any, that will be paid to Bonus Plan participants for any of the five fiscal years of the plan are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time.

     Vote Required: In order to approve the adoption of the Bonus Plan, a majority of the total number of votes that are represented at the Annual Meeting and are entitled to vote, must vote in favor of the proposal. Your Board recommends a vote FOR the proposal to adopt the Bonus Plan.

                               BOARD OF DIRECTORS

                           Board Size and Composition

The Board of Directors of the Company is comprised of nine directors and is divided into three classes, each of which serves a staggered three-year term. The terms of the Class I directors expire at the Annual Meeting. The Class II directors will serve until the 2004 Annual Meeting of Stockholders and the Class III directors will serve until the 2005 Annual Meeting of Stockholders. This year's Nominees, John E. Brennan, Frank W. Denius and Ronald W. Simms, are the Class I directors standing for election for a three-year term of office expiring at the 2006 Annual Meeting of Stockholders or when their successors are duly elected and qualified. Roger J. Pearson, formerly a Class I director whose term expires at this year's Annual Meeting, will not be standing for re-election.

The following pages contain information concerning the Nominees, current directors and the directors whose terms of office will continue after the meeting.

NOMINEES
Class I - Term expires in 2003

John E. Brennan has been Vice Chairman of the Board and Assistant Secretary of Southern Union since 1990. Mr. Brennan had been President and Chief Operating Officer of Metro Mobile CTS, Inc. ("Metro Mobile") until April 1992. Director since 1990. Age: 57.

Frank W. Denius has been Chairman Emeritus of Southern Union since 1990. Since 1990, Mr. Denius has been engaged primarily in the private practice of law in Austin, Texas. Prior to 1990, Mr. Denius had been Chairman of the Board and President of the Company. Director since 1976. Age: 78.

Ronald W. Simms has been Chief Executive Officer of Petroleum Services Company, Inc. since 1980. He has also been Chairman of the Board of Directors and Chief Executive Officer of Mountain Productions, Inc. since 1994. Mr. Simms was Chairman of the Board of Directors of Pennsylvania Enterprises, Inc. and, upon its acquisition by Southern Union in November 1999, became a Director of the Company. Age: 63.

   THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES TO SERVE AS CLASS I DIRECTORS.

DIRECTORS CONTINUING IN OFFICE
Class II - Term expires in 2004

Kurt A. Gitter, M.D. has been an ophthalmic surgeon in private practice in New Orleans, Louisiana, since 1969. He has also been a Clinical Professor of Ophthalmology at Louisiana State University since 1978 and an assistant professor of ophthalmology at Tulane University since 1969. Director since 1995.
Age: 66.

Adam M. Lindemann co-founded and has been a member of the Board of Managers of Mega Communications, a Spanish radio group serving the East Coast of the United States, since 1998. Since 2002 Mr. Lindemann has been managing the operations of Mega. Mr. Lindemann had managed investments for Lindemann Capital Partners, L.P. from 1996 to 2002. Previously, he had been employed in different capacities in the investment services industry. Adam M. Lindemann is the son of George L. Lindemann, Chairman of the Board and Chief Executive Officer of Southern Union. Director since 1990. Age: 42.

George Rountree, III has been an attorney in private practice in Wilmington, North Carolina where he has been a senior partner in the firm of Rountree & Seagle since its formation in 1977. Director since 1990. Age: 70.

Class III - Term expires in 2005

George L. Lindemann has been Chairman of the Board, Chief Executive Officer, a Director and Chairman of the Executive Committee of the Board of Directors of Southern Union since 1990. He was Chairman of the Board and Chief Executive Officer of Metro Mobile from its formation in 1983 until April 1992. He has been President and a director of Cellular Dynamics, Inc., the managing general partner of Activated Communications Limited Partnership, a family investment entity, since 1982. Age: 67.

David Brodsky primarily has been a private investor for more than the past five years. He was formerly Chairman of the Board of Directors of Total Research Corporation from July 1998 to November 2001. Director since May 2002. Mr. Brodsky is also a director of Harris Interactive Inc. Age: 66.

Thomas F. Karam has been President and Chief Operating Officer of Southern Union since May 2001. From November 1999 to April 2001 Mr. Karam was Executive Vice President of Corporate Development of the Company, and President and Chief Operating Officer of PG Energy, a division of the Company. Director since November 1999. Previously, he had been President and Chief Executive Officer of Pennsylvania Enterprises, Inc., from 1996 until 1999 when it was acquired by the Company. From September 1995 to August 1996, he was Executive Vice President of Pennsylvania Enterprises, Inc. Age: 44.


                          Board Committees and Meetings

The Board of Directors has an Executive Committee, currently composed of Messrs. George Lindemann (Chairman), Brennan and Karam. The Executive Committee held four meetings and acted by unanimous written consent on nineteen occasions during fiscal year 2003. During the intervals between meetings of the Board of Directors, this committee has the authority to, and may exercise all of the powers of, the Board of Directors in the management of the business, property and affairs of the Company in all matters that are not required by statute or by the Company's Restated Certificate of Incorporation or Bylaws to be acted upon by the Board. This committee must exercise such authority in such manner as it deems to be in the best interests of the Company and consistent with any specific directions of the Board.

The Board of Directors has an Audit Committee, currently composed of Messrs. Denius (Chairman), Brodsky and Simms. The Audit Committee met eleven times during fiscal year 2003. This committee has the duties outlined in the Amended and Restated Audit Committee Charter as filed herewith as Appendix B, which includes the power to directly appoint the Company's independent auditors, sole authority to review their charges for services, and the responsibility to review the scope and results of the audits performed, the adequacy and operation of the Company's internal audit function, and the duty to perform such other functions with respect to the Company's accounting, financial and operating controls as deemed appropriate by it or the Board. In addition, the Board has determined that Messrs. Denius, Brodsky and Simms are all "financial experts" within the meaning of the current rules of the Securities and Exchange Commission.

The Board of Directors had a Long-Term Stock Incentive Plan Committee composed of Messrs. Rountree (Chairman) and Pearson during fiscal year 2003. That Committee had the authority to make all decisions regarding: (i) the granting of awards under the Company's stock-based employee benefit plans; (ii) eligibility of employees to receive awards under the stock-based employee benefit plans; and
(iii) interpretation of the stock-based employee benefit plans. To serve on the Plan Committee a director may not have received any awards under the stock-based employee benefit plans during the prior year, could not currently be eligible to receive any awards under the stock-based employee benefit plans and must have been an "outside" non-employee director. The Plan Committee did not meet during fiscal year 2003 primarily due to the fact that the 1992 Plan expired on July 1, 2002, the first day of our most recently completed fiscal year.

The Board had a Human Resources Committee composed of Messrs. Roger J. Pearson (Chairman) and Gitter during fiscal 2003. The Human Resources Committee was formed in 1998 and did not meet during the fiscal year 2003. This Committee had the authority to investigate any allegations of harassment or discrimination against any senior executive officers of the Company. This Committee also reviewed, on a quarterly basis, all outstanding claims of discrimination that resulted in an administrative claim or litigation. This Committee was eliminated, and its functions effectively assumed by other Board Committees, in July 2003.

The Board formed a Compensation Committee in July 2003, initially composed of Messrs. Denius (Chairman), Brodsky and Simms, and since September 2003 composed of Messrs. Brodsky (Chairman), Gitter and Denius (except as to certain tax related matters). That Committee assumed the duties of the former Plan Committee and also (i) determines the appropriate level of compensation for certain Officers of Southern Union; (ii) administers the 2003 Plan and determines grants to be made under the Plan; (iii) administers the Executive Incentive Bonus Plan; and (iv) will review and recommend to the Board any changes to Director compensation.

The Board formed a Corporate Governance Committee in July 2003, currently composed of Messrs. Denius (Chairman), Brodsky and Simms. This Committee will oversee all matters of corporate governance for Southern Union including Board nominee evaluations and recommendations to the full Board.

The Board of Directors has an Investment Committee currently composed of Messrs. Adam Lindemann (Chairman), Gitter and Rountree who have the authority to make decisions regarding the Company's benefit plans. Such duties include the selection and monitoring of trustees and record keepers, monitoring of investment selection and performance, and compliance with applicable regulations. The Investment Committee met one time during fiscal year 2003.

The Board of Directors held five meetings and acted by unanimous written consent on two occasions during fiscal year 2003. All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, on which they served that were held in fiscal year 2003 while they were directors and a member of any such committee.

                               Board Compensation

During fiscal year 2003, compensation for each director was $20,000 per year, payable in quarterly installments, except for: Mr. George Lindemann (who was compensated as described elsewhere in this proxy statement as the Chief Executive Officer of the Company); Mr. Brennan (who was compensated as described elsewhere in this proxy statement as Vice Chairman of the Board of the Company and a member of the Executive Committee); Mr. Karam (who was compensated as described elsewhere in this proxy statement as President and Chief Operating Officer of the Company); and the chairman and the other members of the Audit Committee of the Board, who receive $30,000 and $25,000 per year, respectively. Members of the Board of Directors also are reimbursed for travel expenses incurred in connection with Company business, including attendance at meetings of the Board and its committees. Additionally, members of the Board of Directors are offered medical and dental insurance at the same rates employees of Southern Union are offered such insurance, and are provided with liability insurance coverage for their activities as directors of Southern Union.

                      Directors' Deferred Compensation Plan

The Board of Directors has a Directors' Deferred Compensation Plan that is designed to attract and retain well-qualified individuals to serve as outside directors and to enhance the identity of their interests and the interests of stockholders. Participation in the Directors' Plan is optional.

Under the Directors' Plan, each director who is not also an employee of the Company may choose to defer all or any percentage of his or her director's fees and invest such deferred amount in Common Stock. The Directors' Plan requires the Company to make a matching contribution of 100% of the first 10% of the participant's total directors' fees, to the extent deferred.

A participating director is 100% vested with respect to the amount of director's fees that he or she elects to defer and any related income, gains and losses. The Company's matching contributions do not vest until the participating director either has completed five (5) years of service as a director or dies while serving as a director. Deferred amounts may not be withdrawn by a participant until (i) thirty (30) days after such time as the director either retires or ceases to be a director of the Company; or (ii) with the permission of the Board, in the event of severe financial hardship.

The Board may terminate, suspend or amend the Directors' Plan under certain circumstances, but the Board has no discretion regarding its administration.

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the "Committee") oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company's 2003 Annual Report with management that included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company's financial reporting process and controls.

The Committee has discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets regularly with the internal and independent auditors, with and without management present, to discuss the results or their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's accounting principles.

In addition, the Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and also considered whether the provision of any non-audit services is compatible with maintaining their independence.

In performing all of these functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company's management and independent auditors, which, in their report, express an opinion on the conformity of the Company's annual financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2003 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company's independent auditors.

September 24, 2003                             Audit Committee

                                               Frank W. Denius, Chairman

                                               David Brodsky

                                               Ronald W. Simms

              BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

The Board of Directors closely aligns the total compensation of the executive officers with the profitability of the Company. The factors and criteria utilized by the Board to set executive compensation levels include the assessment of comparable information from similarly sized operations. It is the philosophy of the Board to set the base salaries and incentives of executive officers at an amount comparable to a financial peer group of other similarly sized companies. This peer group includes neighboring and other similarly sized natural gas distribution and transmission companies and other companies that share operating and financial characteristics with the Company. The Board believes the performance on which executive officer compensation is based should be assessed both on an annual basis and also over a longer period of time to ensure that executive officers work to support both the Company's current objectives as well as its strategic objectives.

Over time, the Board has originated several equity-based compensation plans that serve to align executive officers pecuniary interests with those of the Company's stockholders. The 1992 Plan and Stock Plan were introduced in order to focus the attention of management on the long-term improvement of stockholder value. The 1992 Long-Term Stock Incentive Plan Committee considers aspects of compensation provided to the executive officers prior to determining appropriate awards to be given under the stock-based employee benefit plans to each executive.

The Supplemental Plan is designed to encourage greater ownership of Company shares by executive employees by enhancing the Company's matching contribution, and to provide employee benefits similar to the benefits such employee would have received under the 401(k) Plan if not for the existence of certain limitations that are set forth in the Internal Revenue Code of 1986, as amended (the "Code"), relating to "highly compensated employees" as defined in the Code. Under the Supplemental Plan, an eligible employee may defer up to 100% of his or her annual compensation (salary and bonus) through payroll deductions (the "Employee Contributions"). In addition, the Supplemental Plan requires the Company to make a 100% matching contribution on Employee Contributions up to a maximum of 10% of the participant's annual compensation. The first 8% of the Employee Contributions, together with the Company's matching contributions, are invested by the Supplemental Plan's trustee in shares of Common Stock.

The Board regularly reviews the Chief Operating Officer's (see "Executive Officers and Compensation -- Employment Contracts, Termination of Employment and Change-In-Control Arrangements") recommended base salary merit increases, cash incentive plan and stock option plan awards for the Company's other executive officers. Base salary merit increase and cash incentive award recommendations, if any, are primarily based on corporate operating and financial performance, as well as on executive officers' individual performance, for the prior fiscal year. Merit increases are also based on a review of peer group base salaries and executive officers' individual contributions to the Company's strategic objectives. Stock option recommendations, if any, are primarily based on executive officers' individual performance during the prior fiscal year, but also relate to performance judgments as to the past contributions of the individual executive officers and judgments as to their individual contributions to the Company's strategic objectives. The Board then determines compensation for such executive officers, in light of (a) the Company's actual performance as compared to its corporate financial goals for the prior fiscal year, (b) individual executive officers' actual performance as compared to their individual goals supporting the Company's financial and operating objectives,
(c) the Company's executive officer compensation levels relative to its peer group and (d) periodic reports from independent compensation consultants regarding the compensation competitiveness of the Company. The Board also reviews the above types of compensation for the Chief Executive Officer with the assistance of the Company's human resources staff and independent compensation consultants and recommends adjustments as deemed appropriate based on the above compensation review criteria and its expectation as to his future contributions in leading the Company.

The Chairman of the Board and Chief Executive Officer, the Vice Chairman, the President and Chief Operating Officer and the President and Chief Operating Officer -- Panhandle Energy were not included in the short- term incentive plan for 2003, but are eligible for discretionary bonuses based on performance as determined by the Board. See "Executive Officers and Compensation -- Executive Compensation."

In the last few years, the Board has measured the profitability of the Company by using net income as a benchmark, evidenced in the most recently completed fiscal year by the Company's success in achieving its goals in its Cash Flow Improvement Plan. Merit increases to the base salaries for the executive officer group have been effected to reflect industry standards. In addition, base pay and bonuses awarded to executives have been adjusted upward to align the total compensation of the Company's executive officers with that of executives at comparable companies in the industry.

The Company also provides retirement benefits through various defined benefit and defined contribution plans. See "Executive Officers and Compensation -- Retirement Benefits."

By:  The Board of Directors

                  George L. Lindemann                       John E. Brennan
                  Frank W. Denius                           Thomas F. Karam
                  David Brodsky                             Ronald W. Simms
                  Adam M. Lindemann                         George Rountree, III
                  Roger J. Pearson                          Kurt A. Gitter, M.D.



                       EXECUTIVE OFFICERS AND COMPENSATION

                    Executive Officers who are not Directors

Executive Officers of the Company are elected by the Board to serve at the pleasure of the Board or until their successors are elected and qualified. Generally, the Board reelects officers annually. The following Executive Officers of the Company are not directors.

Mark J. DeCesaris has been Executive Vice President and Chief Technology Officer since February 2003. Previously, he was employed by Penn Software and Technology Services, Inc., a member of the Penn Millers Group, as President and Chief Operating Officer for more than the past five years. Age: 44.

Harry E. Dowling has been President and Chief Operating Officer of PG Energy since August 2001. Previously, he had been Executive Vice President and Chief Operating Officer of PG Energy from November 1999 to July 2001. Mr. Dowling had held other financial and operating positions with Pennsylvania Enterprises, Inc. since 1975, most recently Vice President of Customer Services from 1996 to November 1999. Age: 54.

David J. Kvapil has been Executive Vice President and Chief Financial Officer since September 2001. He was Senior Vice President and Corporate Controller from December 1997 to September 2001, Vice President - Controller from July 1993 to 1997, and Controller from 1992 to 1993. Age: 48.

Dennis K. Morgan has been Executive Vice President -- Administration, General Counsel and Secretary since May 2001 and was Senior Vice President - Legal and Secretary from January 1998 to April 2001. He was Vice President - Legal and Secretary from 1991 to 1997. Previously, Mr. Morgan had held various legal positions with the Company or a subsidiary of the Company since 1981. Age: 55.

James H. Oglesby has been President of MGE since February 2002 and Chief Operating Officer of MGE since September 2001. Previously, Mr. Oglesby held other financial and operating positions with MGE since 1968, most recently Vice President of Operations since 1988. Age: 61.

Thomas C. Robillard has been President and Chief Operating Officer of Southern Union Company's New England Division since March 2001. Previously, Mr. Robillard had held other operating positions with various wholly owned subsidiaries of the Company since 1995. Age: 58.

David W. Stevens has been President and Chief Operating Officer of Southern Union Company's Panhandle Energy subsidiary since July 2003. Mr. Stevens was President and Chief Operating Officer of Southern Union Company's former Energy Worx, Inc. subsidiary from January 2003 to June 2003. Prior to that Mr. Stevens was Executive Vice President -- Utility Operations from May 2001 to December 2002 and President of Southern Union Gas from June 1998 to December 2002. Mr. Stevens held other operating positions with Southern Union Gas and its subsidiaries since 1984. Age: 44.

                             Executive Compensation

The following table sets forth the remuneration paid during fiscal year 2003 by the Company and its subsidiaries (i) to the Chairman of the Board and Chief Executive Officer and (ii) to each of the four most highly compensated key executive officers at June 30, 2003 of the Company (this group is referred to as the "Named Executive Officers"):

                                               Summary Compensation Table


                                              Annual Compensation
                                   -----------------------------------------------         Securities
                                                                      Other Annual         Underlying         All Other
Name and Principal Position         Year     Salary       Bonus       Compensation       Option/SARs(1)    Compensation(2)

George L. Lindemann
   Chairman of the Board and        2003   $ 310,419   $ 149,168      $3,061,473(3)(4)           --               $  54,229
   Chief Executive Officer          2002     316,389      25,200         295,779(4)              --                  31,659
                                    2001     310,619          --         174,845(4)              --                  31,062

John E. Brennan
   Vice Chairman of the             2003     411,539     197,500         952,057(3)(5)           --                  63,981
   Board and Assistant              2002     342,268      25,200         207,837(3)(5)           --                  35,401
   Secretary                        2001     186,750          --              --(5)              --                  17,521


Thomas F. Karam (6)
   President and Chief              2003     600,000     902,648              --(5)              --                  93,598
   Operating Officer                2002     508,461     725,000              --(5)              --
                                    2001     467,576     600,000              --(5)              --


David W. Stevens
   President and Chief              2003     383,462     250,140              --(5)              --                 119,482
   Operating Officer - Panhandle    2002     388,757     208,381              --(5)              --                  87,408
   Energy                           2001     309,899      75,275              --(5)          46,305                  90,823


Harry E. Dowling (7)
   President and Chief              2003     300,000     130,000              --(5)              --                  45,000
   Operating Officer - PG Energy    2002     286,731     112,450              --(5)              --                  38,886
                                    2001          --          --              --(5)              --                      --


----------------------------------------

(1) No Stock Appreciation Rights were granted in 2003, 2002 and 2001. Additionally, no restricted stock awards or long-term incentive plan payouts were made in 2003, 2002 or 2001.
(2) Company matching provided through the 401(k) Plan and the Supplemental Plan. See " -- Retirement Benefits."
(3) Includes the difference between the price paid by the individual for common stock of the Company purchased from the Company upon the exercise of non-qualified (but not incentive) stock options and the fair market value of such common stock. See "-- Options Exercised in 2003 and 2003 Year-End Values." In 2003 this amount was $2,688,715 for Mr. Lindemann and in 2003 and 2002 it was $952,057 and $207,837, respectively, for Mr. Brennan.
(4) Includes perquisites and other personal benefits received from the Company, including the use of the Company aircraft.
(5) Does not include the value of perquisites and other personal benefits because the aggregate amount of such items, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named executive officer.
(6)  See "Certain Relationships."
(7) In August 2001 Mr. Dowling was appointed as President and Chief Operating Officer - PG Energy.


                              Option Grants in 2003

There were no awards of stock options or other stock-based awards to the Named Executive Officers during fiscal year 2003.

               Options Exercised in 2003 and 2003 Year-End Values

The following table provides information regarding the exercise of stock options, incentive and non-qualified, by each of the Named Executive Officers and the value of unexercised "in-the-money" options as of June 30, 2003.

                                                                      Number of Securities                Value of Unexercised
                                                                     Underlying Unexercised               In-the-Money Options
                           Shares Acquired          Value         Options at Fiscal Year End(1)           at Fiscal Year End (2)
                                                                  ------------------------------- ------------------------------

       Name                  on Exercise(1)       Realized      Exercisable     Unexercisable    Exercisable    Unexercisable
----------------------   -------------------   -------------  ---------------   ---------------  -------------  --------------

George L. Lindemann                 423,782    $  2,688,715         474,629              93,579  $  1,324,434   $      107,732
John E. Brennan                     123,196         952,057         229,386              19,449     1,499,597           24,261
Thomas F. Karam                        *               *            593,384              29,175     3,397,974           36,393
David W. Stevens                     10,511         145,856         124,304              48,206       373,748           25,473
Harry E. Dowling                       *               *             21,188              25,700         9,097            6,066

------------------

* No options were exercised during the year ended June 30, 2003 by the Named Executive Officer

(1) The number of and exercise price for securities underlying exercised and unexercised options have been adjusted to reflect each of the stock dividends and stock splits in the form of a stock dividend after their date of grant to the date of this proxy statement.
(2) Based on a closing price on June 30, 2003 of $16.13 per share as reported by the New York Stock Exchange.

                               Retirement Benefits

The Company sponsors eight "Qualified" retirement income plans and three "Non-Qualified" retirement income plans. The eight Qualified Plans cover substantially all employees of Southern Union Company and its various Divisions and Subsidiaries, but do not cover employees of the Corporate headquarters and Panhandle Energy. None of the individuals listed in the Summary Compensation Table, except Mr. Dowling, are presently covered by any qualified plan. Mr. Karam was previously covered by the Employees' Retirement Plan of Southern Union Company Pennsylvania Division (the "PGE Plan") until December 31, 2001 when he assumed Corporate responsibilities. No further retirement benefits are accruing for Mr. Karam at this time under any of the above referenced plans. Mr. Dowling is covered by the PGE Plan. Compensation in the qualified plans is limited to $200,000 in 2003. Mr. Stevens is the only individual listed in the Summary Compensation Table covered by the Non-Qualified Plan known as the Southern Union Company Supplemental Retirement Plan (the "Supplemental Plan").

The PGE Plan provides benefits equal to 1.2% of final 5-year average compensation plus 0.4% of that portion of final average compensation that exceeds the Base Amount with the sum multiplied by years of credit service, up to a maximum of 30 years. The Base Amount is the lesser of (a) the average Social Security non-Medicare maximum taxable wage base over the preceding 35 years or (b) the 1997 Base Amount increased annually by 1% more than the annual CPI change.

The Supplemental Plan converted effective December 31, 1998 from a traditional defined benefit plan with benefits based on years of service and final average compensation to cash balance defined benefit plan in which an account is maintained for each employee. The initial value of the account was determined as the actuarial present value (as defined in the Plan) of the benefit accrued at transition (December 31, 1998) under the pre-existing traditional defined benefit plan. Future contribution credits to the accounts are based on a percentage of future compensation, which varies by individual and is 8.0% for Mr. Stevens. Interest credits to the cash balance account are based on 30-year Treasury bond yields. Normal Retirement Age under each of the plans is defined as age 65.

The data for each of the Named Executive Officers is shown in the following table assuming 5% growth in annual compensation, 6% future Treasury bond yields under the cash balance plan, actuarial conversions at normal retirement age based on a 6% interest rate, and a 3% rate of growth in the $200,000 compensation limit under the Qualified Plans.

                                            Estimated Annual Benefits at Normal
          Name                               Retirement Age from Qualified Plan
     -------------------                    -----------------------------------
     George L. Lindemann                           $             --
     John E. Brennan                                             --
     Thomas F. Karam                                         15,587
     David W. Stevens                                            --
     Harry E. Dowling                                       119,604

Benefits under the Supplemental Plan are paid in five annual installments which deplete the account balance. The average annual benefit payable in five annual installments at normal retirement age from the Supplemental Plan for Mr. Stevens is $1,173,747. The average annual benefit payable in five annual installments assuming immediate termination from the Supplemental Plan for Mr. Stevens is $90,263.

                            Equity Compensation Plans

Equity compensation plans approved by stockholders include the 1992 Plan in which options are still outstanding but no shares are available for future grant as the 1992 Plan expired on July 1, 2002. Under this plan, stock options were generally issued at the fair market value on the date of grant and typically vested ratably over five years.

Equity compensation plans not approved by stockholders include the Pennsylvania Incentive Plan and the Pennsylvania Option Plan which were both assumed by Southern Union upon the November 4, 1999 acquisition of Pennsylvania Enterprises, Inc. Following the acquisition, options were no longer awarded under these plans.

The following table sets forth, for each type of equity compensation plan, the number of outstanding options and the number of shares remaining available for issuance as of June 30, 2003:

                                                                                                      Number of Securities
                                                                                                    Remaining Available for
                                           Number of Securities                                      Future Issuance Under
                                             to be issued Upon             Weighted-Average           Equity Compensation
                                                  Exercise of              Exercise Price of      Plans (excluding securities)
       Plan Category                        Outstanding Options           Outstanding Options       reflected in first column)
----------------------------------------  ------------------------   --------------------------  -----------------------------

Plans approved by stockholders                       2,833,688                       $13.67                      --
Plans not approved by stockholders                     632,916                       $10.19                      --


 Employment Contracts, Termination of Employment and Change-In-Control
                                  Arrangements

All executive officers of the Company, unless noted, serve at the discretion of the Board. Generally, the Board appoints the executive officers to their position annually.

As of June 30, 2003, the Company has an employment agreement in effect with Mr. Karam that provides that during the term of the agreement, his base salary will not be reduced and he will remain eligible for participation in the Company's executive compensation and benefit programs. Additionally, the agreement provides for an annual bonus of $600,000 to be paid on July 1st of each year. The agreement runs until June 30, 2010 and provides that if, in the sole discretion of Southern Union, certain mutually agreed financial performance goals are achieved, the agreement will be automatically renewed for twelve months.

The agreement provides that Mr. Karam may terminate the agreement at any time by delivering written notice of termination to the Board at least 30 calendar days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time. Additionally, the agreement provides that he may terminate the agreement for "good reason," which is defined in the agreement, in general, as any substantial change in the nature of his employment by the Company without his express written consent; the requirement that he be based at a location at least 50 miles further than from his current residence; any reduction in his base salary; any material reduction in his level of participation in any compensation, benefit or retirement plans; and any failure by the Company to obtain a satisfactory agreement from any successor to assume the terms of the agreement. In the event of termination for good reason, absent a Change in Control, Mr. Karam will be entitled to receive, in a lump sum payment, an amount equal to one times his annual base salary and all remaining unpaid annual bonus payments.

The agreement provides that if within two years following the effective date of a Change in Control Mr. Karam is terminated, he is entitled to certain severance benefits. Mr. Karam's agreement provides that, in the event of termination of his employment in connection with a Change in Control, he is entitled to a lump sum payment consisting of the following components: (i) an amount equal to three times the base salary in effect; (ii) an amount equal to three times his target bonus potential established for the fiscal year in which the effective date of termination occurs; (iii) an amount equal to his unpaid annual bonus payments
(iv) an amount equal to his unpaid base salary and accrued vacation pay through the effective date of termination; and (v) an amount equal to a pro rata share of his targeted bonus payment, established for the plan year in which termination occurs. Additionally, Mr. Karam is entitled to a continuation of life and medical benefits for a period of three full years after the effective date of termination.

The employment agreement with Mr. Karam provides that the continuation of medical, dental and life insurance shall be discontinued prior to the end of the applicable periods in the event he has available substantially similar benefits from a subsequent employer. Additionally, the agreement provides for excise tax equalization payments.

As of June 30, 2003, the Company also has an employment agreement in effect with Mr. Stevens that provides that during the term of the agreement, his base salary will not be reduced and he will remain eligible for participation in the Company's executive compensation and benefit programs. The agreement runs until October 31, 2005 and is automatically extended for additional one-year terms, unless terminated by either party.

The agreement provides that Mr. Stevens may terminate the agreement at any time by delivering written notice of termination to the President at least 30 calendar days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time. Additionally, the agreement provides that he may terminate the agreement for "good reason," which is defined in the agreement, in general, as any substantial change in the nature of his employment by the Company without his express written consent; any reduction in his base salary; the requirement that he be based at a location at least 50 miles further than from his current principal location of employment; any material reduction in his level of participation in any compensation, benefit or retirement plans; any failure by the Company to pay any portion of his current cash compensation when due; and any failure by the Company to obtain a satisfactory agreement from any successor to assume the terms of the agreement.

In the event of termination for good reason, or voluntary termination by Mr. Stevens within one year following a Change in Control, he is entitled to certain severance benefits. Mr. Stevens' agreement provides that he is entitled to: (i) accrued but unpaid base salary and accrued vacation pay through the effective date of termination; (ii) any unpaid annual incentive compensation earned but not paid; (iii) an amount equal to 0.75 times the sum of the base salary and total potential annual incentive compensation in effect; (iv) an amount equal to
2.25 times the sum of the base salary and total potential annual incentive compensation in effect payable in 36 equal monthly installments as a Non-Compete Payment; and (v) any amounts payable to him under the terms of the Company benefit plans and programs in which he is a participant, at the time such payments are due. Additionally, Mr. Stevens is entitled to a continuation of life and medical benefits for a period of three full years after the effective date of termination.

The employment agreement with Mr. Stevens provides that the continuation of life and medical benefits shall be correspondingly reduced prior to the end of the applicable periods in the event he has available substantially similar benefits from a subsequent employer. In addition, any unvested stock options held by Mr. Stevens shall be deemed fully vested and exercisable within three years from the effective date of termination. Mr. Stevens shall also be provided with title to his Company automobile at the effective date of his termination. Additionally, the agreement provides for excise tax equalization payments.

           Compensation Committee Interlocks and Insider Participation

The Board did not have a separate compensation committee during fiscal year 2003. Except with respect to the 1992 Plan, which was administered by the Board's Plan Committee, all decisions regarding management compensation are made by the full Board. Chairman Lindemann and Directors Brennan and Karam, each of whom is also an executive officer of the Company, participate in deliberations of the Board of Directors or members of management. See "Certain Relationships."

In July 2003 the Company created the Compensation Committee, currently composed of Messrs. Brodsky, Gitter and Denius. Among other things this Committee will determine the appropriate level of compensation for certain Officers of Southern Union, administer the Bonus Plan, administer the 2003 Plan, determine grants to be made under the 2003 Plan and review and recommend changes to Director compensation.

             Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and certain officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. These officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely on review of the copies of the forms furnished to the Company, or written representations that no Forms 5 were required, during fiscal year 2003, Securities and Exchange Commission filings of the Company's executive officers, directors and greater than ten-percent stockholders, if any, complied with all applicable Section 16(a) filing requirements with respect to any open market transactions by these individuals. Southern Union has outsourced the operations of certain of its equity compensation plans to an independent contractor. With the Securities and Exchange Commission's new rules requiring accelerated reporting of transactions by equity compensation plans, the independent contractor had difficulty meeting the reporting deadlines. As a result, almost all transactions by the Company's equity compensation plans on behalf of the Company's directors and executive officers were reported late during fiscal year 2003. However, the Company believes it has addressed this reporting problem so that reports generally have been made timely since July 2003 and should be in the future.

                               SECURITY OWNERSHIP

The following table sets forth the number of all shares of the Company's common stock beneficially owned by each director, by each Named Executive Officer, by each person known by the Company to beneficially own 5% or more of the Company's outstanding common stock, and by all directors and executive officers as a group on August 31, 2003, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated in the footnotes. Number of shares held excludes options to acquire shares of common stock that are not exercisable within sixty days of September 15, 2003.

                                                                Amount and Nature of
                                                                Beneficial Ownership
                                                                   Number of Shares                        Percent
     Name of Beneficial Owner                                   Beneficially Owned(1)                      of Class

George L. Lindemann                                                  6,539,411  (2) (3)                       8.91%
Adam M. Lindemann                                                    3,346,001  (3) (4)                       4.59%
George Lindemann, Jr.                                                3,354,332  (3) (5)                       4.60%
     4500 Biscayne Boulevard
     Miami, Florida 33137
Sloan N. Lindemann                                                   3,353,110  (3)                           4.60%
     550 Park Avenue
     New York, New York 10021
John E. Brennan                                                         909,094  (6)                          1.24%
David Brodsky                                                            18,268  (7)                            *
Frank W. Denius                                                         106,034  (8)                            *
Kurt A. Gitter, M.D.                                                    224,708  (9)                            *
Thomas F. Karam                                                         841,031  (10)                         1.14%
Roger J. Pearson                                                         67,880  (11)                           *
George Rountree, III                                                     72,867  (12)                           *
Ronald W. Simms                                                         766,721  (13)                         1.05%
Harry E. Dowling                                                         55,056  (14)                           *
David W. Stevens                                                        204,491  (15)                           *
Baron Capital Group                                                   4,636,935  (16)                         6.36%
     767 Fifth Avenue, 49th Floor
     New York, New York 10153
All directors and executive officers                                 13,984,604  (17)                        19.19%
     as a group (17 persons)


---------------------------

* Less than one percent.
(1) Includes options to acquire shares of Southern Union common stock that are exercisable presently or within 60 days of September 15, 2003. All shares owned by each director or Named Executive Officer in the 401(k) Plan, Directors Plan, Supplemental Plan and the Southern Union Company Direct Stock Purchase Plan is as of June 30, 2003.
(2) Includes: 3,028,701 shares owned by SUG 1 L.P. in which Mr. Lindemann is the sole general partner; 2,984,636 shares owned by SUG 2 L.P. in which Mr. Lindemann's wife, Dr. F.B. Lindemann, is the sole general partner; 33,429 vested shares held through the Southern Union Supplemental Plan for Mr. Lindemann; 18,016 vested shares held by the 401(k) Plan for Mr. Lindemann; and 474,629 shares of Southern Union common stock Mr. Lindemann is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan.
(3) This information regarding direct share ownership by Mr. and Dr. Lindemann and their three children (Adam M., George, Jr., and Sloan N.) (together, the "Lindemann Family") generally was obtained from and is reported herein in reliance upon a Schedule 13D (as amended through August 15, 2000) as adjusted for any stock dividends and splits since the date of such report filed by George L. Lindemann, Adam M. Lindemann, Sloan N. Lindemann, SUG 1 L.P., SUG 2 L.P., and SUG 3 L.P. In addition, information regarding share ownership by George L. Lindemann (including shares beneficially owned by his wife, Dr. F.B. Lindemann) and Adam M. Lindemann reflects information derived from their respective reports on Form 4 and Form 5 under the Exchange Act filed to date. Each member of the Lindemann Family disclaims beneficial ownership of any shares owned by any other member of the Lindemann Family. Accordingly, with respect to each member of the Lindemann Family, the above table reflects only individual share ownership except that the shares beneficially held by Dr. F. B. Lindemann are reflected as owned by George L. Lindemann, as explained in Note (2).
(4)  Includes 9,512 vested shares pursuant to the Directors' Plan.
(5) These shares are owned by SUG 3 L.P. in which George Lindemann Jr. is the sole general partner.
(6) Of these shares, 14,734 vested shares are held by the 401(k) Plan; 23,408 vested shares are held through the Supplemental Plan; 5,779 shares are owned by his wife; 245,190 are held in two separate trusts for the benefit of members of his family; 64,838 are held in an irrevocable trust under the Stock Plan; and 229,386 represent shares that Mr. Brennan is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan.
(7) Includes 918 vested shares pursuant to the Directors' Plan and 7,350 shares owned by the David L. Brodsky Retirement Plan, by Van Liew Capital and Trust Company, as trustee. Mr. Brodsky disclaims beneficial ownership of the Retirement Plan shares, to the extent that he does not have a pecuniary interest therein.
(8) Includes: 1,104 shares owned by his wife; 62,529 shares that The Effie and Wofford Cain Foundation (the "Foundation"), of which Mr. Denius is a director, owns; and 13,290 vested shares pursuant to the Directors' Plan. Mr. Denius disclaims beneficial ownership of those shares held by the Foundation since he does not have a pecuniary interest in or control of the Foundation's assets.
(9) Includes 13,712 vested shares pursuant to the Directors' Plan and 1,157 shares owned by Dr. Gitter's daughter.
(10) Includes: 104,166 shares held by various entities through which Mr. Karam has equity interest and voting power; 25,123 shares held in the name of Lakeside Drive Association, in which Mr. Karam's wife has an interest; 7,788 vested shares held by the 401(k) Plan; 29,324 vested shares held through the Supplemental Plan; and 593,384 shares of Southern Union common stock Mr. Karam is entitled to purchase upon the exercise of stock options exercisable pursuant to the Pennsylvania Option Plan and the 1992 Plan.
(11) Includes 6,178 shares held by Mr. Pearson as Custodian (pursuant to the Uniform Gifts to Minors Act) for his children and 10,518 vested shares pursuant to the Directors' Plan.
(12) Includes 1,670 shares owned by his wife and 23,468 vested shares allocated to Mr. Rountree pursuant to the Directors' Plan. Also includes 3,645 shares owned by the Rountree & Seagle Profit Sharing Plan & Trust for which Mr. Rountree is a co-trustee and co-administrator. Mr. Rountree disclaims beneficial ownership of shares held by such plan to the extent that he has no pecuniary interest therein.
(13) Includes 178,695 shares owned by Mr. Simms's wife; 206,977 shares for which Mr. Simms has voting power; 77,456 shares of Southern Union common stock Mr. Simms is entitled to purchase upon the exercise of stock options exercisable pursuant to the Pennsylvania Incentive Plan; and 6,121 vested shares pursuant to the Directors' Plan.
(14) Includes 21,188 shares Mr. Dowling is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan. Such number also includes 14,306 vested shares held through the 401(k) Plan and 15,067 vested shares held through the Supplemental Plan.
(15) Includes 124,304 shares that Mr. Stevens is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan. Such number also includes: 20,098 vested shares held by the 401(k) Plan and 36,497 vested shares held through the Supplemental Plan.
(16) This information regarding share ownership by Baron Capital Group ("BCG") was obtained from and is reported herein in reliance upon a Schedule 13F, through June 30, 2003 (as adjusted for any stock dividend since the date of such report) (the "Baron Filing"), filed by BCG, BAMCO ("BAMCO"), Baron Capital Management, ("BCM"), Baron Asset Fund ("BAF") and Ronald Baron (collectively, the "Baron Filing Group"). The members of the Baron Filing Group disclaim beneficial ownership in each other's shares.
(17) Excludes options granted pursuant to the 1992 Plan to acquire shares of Southern Union common stock that are not presently exercisable or do not become exercisable within 60 days of September 15, 2003. Includes vested shares held through certain Southern Union benefit and deferred savings plans for which certain executive officers and directors may be deemed beneficial owners, but excludes shares which have not vested under the terms of such plans. Also, includes 405,664 shares held by a "Rabbi Trust" known as the Trust for Miscellaneous Southern Union Company Deferred Compensation Arrangements ("Rabbi Trust"). The shares are held as a part of Southern Union's efforts to provide funding for a portion of the future liability under the Southern Union Supplemental Executive Retirement Plan ("SERP"). Any assets held for the benefit of the SERP are held in the Rabbi Trust. Southern Union management directly or indirectly controls the investment of any assets, and the voting of any securities, held for the SERP.

                         COMMON STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company's common stock to the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the Standard & Poor's Supercomposite Gas Utilities Index ("S&P Supercomposite Gas Utilities Index"). The comparison assumes $100 was invested on June 30, 1998 in the Company's Common Stock, the S&P 500 Index and in the S&P Supercomposite Gas Utilities Index. Each case assumes reinvestment of dividends.

[OBJECT OMITTED]


                                      1998              1999             2000              2001             2002              2003
Southern Union                         100               106               85               110              101               101
S&P 500 Index                          100               123              132               112               92                92
S&P Supercomposite
   Gas Utilities Index                 100               111              128               151              107               100


The following companies are included in the S&P Supercomposite Gas Utilities Index used in the graph: AGL Resources, Inc., Atmos Energy Corporation, Cascade Natural Gas Corporation, KeySpan Corporation, Kinder Morgan, Inc., The Laclede Group, Inc., New Jersey Resources Corporation, Nicor, Inc., NiSource, Inc., Northwest Natural Gas Company, NUI Corporation, Peoples Energy Corporation, Piedmont Natural Gas Company, Inc., Sempra Energy, Southern Union Company, Southwestern Energy Company, Southwest Gas Corporation, UGI Corporation and WGL Holdings, Inc..

                              CERTAIN RELATIONSHIPS

In December 1999, the Company advanced $4,000,000 and entered into a note agreement with Thomas F. Karam, President and Chief Operating Officer and a Director of Southern Union. The note calls for nine annual payments of $569,510 commencing on December 20, 2000 and the outstanding principal balance and any accrued but unpaid interest due and payable on December 20, 2009. The note bears interest at 7% and is collateralized by the outstanding stock options of Mr. Karam. Mr. Karam is current in his payments and the outstanding balance of the note is $3,203,986, and during fiscal year 2003 the largest principal amount due was $3,508,937.

In January 2000, the Company advanced $308,000 and entered into a note agreement with Dennis K. Morgan, Executive Vice President -- Administration, General Counsel and Secretary of Southern Union. The note calls for monthly payments of $1,500 commencing on February 15, 2000 and the outstanding principal balance and any accrued but unpaid interest due and payable on January 27, 2010. The note bears interest at five basis points plus the Eurodollar Rate and is uncollateralized. Mr. Morgan is current in his payments and the outstanding balance of the note is $291,932, and during fiscal year 2003 the largest principal amount due was $302,807.

Since 1993 Southern Union has maintained executive offices in New York City for its Chairman and Vice Chairman, and for use by other Company executives and representatives when conducting business there. The space is sublet from Activated Communications, Inc. ("Activated"), an entity owned by Chairman Lindemann and members of his family, and by Vice Chairman Brennan. Payments to Activated during the fiscal years ended June 30, 2003, 2002, and 2001 for reimbursement of lease expenses were $690,000, $257,000 and $259,000, respectively, which were calculated pursuant to a cost sharing arrangement approved by disinterested directors in 1993. During fiscal 2003 Southern Union renovated the office space at a total cost of approximately $4,650,000, including capitalized furniture and office equipment. During the renovation, Southern Union leased temporary space at a cost of $313,000 for shared use by Company personnel and representatives, and other non-Company personnel who office in the leased space, including Director Adam Lindemann and persons employed by him or businesses he controls. The Board and the Audit Committee are expected to reevaluate the 1993 cost sharing arrangement and enter into a new arrangement with Activated, which may encompass an assignment of its lease to Southern Union, after considering the foregoing expenses and ongoing use of the leased space.

Certain Southern Union directors, executive officers and employees have invested $1,545,000 and beneficially own in the aggregate approximately a two percent equity interest through a partnership unrelated to Southern Union, in Advent Networks, Inc. (Advent), a private technology company in which Southern Union also maintains an investment. As of June 30, 2002, the Company had a $5,433,000 equity investment in, and held $9,500,000 of convertible notes of, Advent. All of the convertible notes bear interest at 10% per annum and convert into equity at a ratio determined upon the next equity financing of Advent or upon a change of control of Advent. The convertible notes may be due on demand at the request of Southern Union. Additionally, a wholly owned subsidiary of Southern Union has guaranteed a $4,000,000 line of credit between Advent and a bank.

                              INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP has served as the Certified Public Accountants of the Company for the fiscal year ended June 30, 2003. For the fiscal year ended June 30, 2003, the total amount paid by the Company to PricewaterhouseCoopers LLP for audit services, audit-related services, tax services and other services was $432,000, $63,000, $378,000 and $3,000, respectively. Fees for audit service include professional services rendered in connection with the audit of the annual financial statements and review of the quarterly financial statements. Audit-related fees include accounting research and professional services rendered in connection with registration statements. Tax services include compliance, like-kind exchange tax planning and related tax services. Other services include executive income tax return review.

For the fiscal year ended June 30, 2002, the total amount paid by the Company to PricewaterhouseCoopers LLP for audit services, audit-related services, tax services and other services was $417,000, $90,000, $55,000 and nil, respectively. Fees for audit service include professional services rendered in connection with the audit of the annual financial statements and review of the quarterly financial statements. Audit-related fees include state and federal regulatory audits, accounting research and professional services rendered in connection with registration statements. Tax services include compliance and related tax services.

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The Audit Committee has adopted a policy requiring pre-approval of all services (audit and non-audit) to be provided to Southern Union by its independent auditor.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, and to be given an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                        THE COMPANY'S 2003 ANNUAL REPORT

The Company's Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended June 30, 2003, as filed with the Securities and Exchange Commission are available without charge to stockholders upon writing to the Secretary of the Company. Neither such Annual Report to Stockholders nor the Annual Report on Form 10-K for the fiscal year ended June 30, 2003 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.

                                          By Order of the Board of Directors,

                                           DENNIS K. MORGAN
                                           -----------------------
                                           DENNIS K. MORGAN
                                           Secretary

Wilkes-Barre, Pennsylvania
October 3, 2003

                                                                      APPENDIX A

                             SOUTHERN UNION COMPANY

                         EXECUTIVE INCENTIVE BONUS PLAN

Southern Union Company, a Delaware corporation (the "Company") adopts this Executive Incentive Bonus Plan (the "Plan") for the purpose of enhancing the Company's ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its divisions and subsidiaries.

Remuneration payable under the Plan is intended to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention. The "performance goal" necessary for the payment of remuneration under the Plan will be the achievement of positive Consolidated Net Income (as defined below).

1. Definitions. As used herein, the following terms shall have the respective meanings indicated:

(a)  "Board" shall mean the Board of Directors of the Company.

(b) "Code" shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(c) "Committee" shall mean the Compensation Committee of the Board or such other committee of the Board as is appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an "outside director" for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

(d)  "Company" shall mean Southern Union Company, a Delaware corporation.

(e) "Consolidated Net Income" shall mean, for any Fiscal Quarter or Fiscal Year, the net income before extraordinary items reported in the Company's quarterly or annual consolidated statement of income included in the applicable Quarterly Report on Form 10-Q (in the case of a Fiscal Quarter) or Annual Report on Form 10-K (in the case of a Fiscal Year), as filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

(f) "Eligible Executive" shall mean the Company's Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a "covered employee" of the Company within the meaning of Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

(g) "Incentive Bonus" shall mean, for each Eligible Executive, an annual bonus opportunity amount determined by the Committee pursuant to Section 4 below.

(h) "Regulations" shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

2. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay the Incentive Bonus for each Eligible Executive. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Eligible Executive; provided, however, that the exercise of such discretion with respect to any Eligible Executive shall not have the effect of increasing the Incentive Bonus that is payable to any other Eligible Executive. Any determination by the Committee shall be final, conclusive and binding upon all persons having any interest under the Plan. All Committee actions under the Plan shall be taken in accordance with the applicable provisions of the Company's By-laws and the Committee's Charter.

3. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

4.   Awards.

(a) Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as participants in the Plan for such Fiscal Year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Eligible Executive for such Fiscal Year.

(b) Not later than the 20th day of each Fiscal Quarter of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as participants in the Plan for such Fiscal Quarter and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Eligible Executive for such Fiscal Quarter.

(c) The Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to reduce the amount of any Incentive Bonus that would otherwise be payable to an Eligible Executive (including a reduction in such amount to zero).

(d) The Incentive Bonus payable to an Eligible Executive with respect to any Fiscal Quarter shall not exceed 3.0% of the Consolidated Net Income for such Fiscal Quarter.

(e) The Incentive Bonus payable to an Eligible Executive with respect to any Fiscal Year shall not exceed 1.5% of the Consolidated Net Income for such Fiscal Year. In the event that the total payments made pursuant to the provisions of (d), above, for the Fiscal Quarters falling within such Fiscal Year exceed the limitation set forth in the preceding sentence, no additional payment shall be due by reference to the Fiscal Year, but no excess payments shall be required to be refunded by the Eligible Executive to the Company.

5. Committee Certification. As soon as reasonably practicable after the end of each Fiscal Year or Quarter of the Company, the Committee shall determine whether the stated performance goal has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such Fiscal Year or Quarter and shall certify such determinations in writing.

6. Payment of Incentive Bonuses. Subject to any election duly and validly made by an Eligible Executive in accordance with rules prescribed by the Committee with respect to the deferral of all or a portion of his or her Incentive Bonus or the payment of all or a portion of his or her Incentive Bonus in some form other than cash, Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion. Incentive Bonuses payable in a form other than cash shall be valued by the Committee in its sole and absolute discretion, provided, however, that the Committee may, in its discretion, engage outside appraisers of non-cash payments and rely conclusively upon any determination or recommendation made by such appraisers.

7. No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Eligible Executive without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual Incentive Bonus amounts have been determined, the Company shall have no obligation to pay any Incentive Bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.

8. Withholding. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

9. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

10. Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Executive's rights to payment under the Plan shall be limited to those of a general creditor of the Company.

11.  Adoption, Amendment, Suspension and Termination of the Plan.

(a) Subject to the approval of the Plan by the holders of a majority of the Company common stock represented and voting on the proposal at the annual meeting of Company stockholders to be held on November 4, 2003 (or any adjournment thereof), the Plan shall be effective for the fiscal year of the Company commencing July 1, 2003 and shall continue in effect until the fifth anniversary of the date of such stockholder approval, unless earlier terminated as provided below. Upon such approval of the Plan by the Company's stockholders, all Incentive Bonuses awarded under the Plan on or after July 1, 2003 shall be fully effective as if the stockholders had approved the Plan on or before July 1, 2003.

(b) Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:

       (1) To increase the maximum amount of Incentive Bonus that may be paid under the Plan or otherwise materially increase the benefits accruing to any Eligible Executive under the Plan;

       (2) To materially modify the requirements as to eligibility for participation in the Plan;

       (3)  To change the material terms of the stated performance goal.

(c) No Incentive Bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

12. Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

                                    * * * * *

The foregoing Executive Incentive Bonus Plan was duly approved and adopted by the Board of Directors of Southern Union Company, a Delaware corporation (the "Company"), by Unanimous Written Resolution dated September 26, 2003, and was duly approved by the Company's stockholders at the annual meeting of stockholders held on November 4, 2003.

                                                           DENNIS MORGAN
                                                           ------------------
                                                           Dennis Morgan
                                                           Secretary

                                                                     APPENDIX B

                             SOUTHERN UNION COMPANY

                  AMENDED AND RESTATED AUDIT COMMITTEE CHARTER


         The Audit Committee (the "Committee") of the Board of Directors of Southern Union Company, a Delaware corporation (the "Company"), in accordance with its powers and purposes as set forth in Article IV of the Bylaws of the Company, as amended from time to time, shall, among other things:

A. Consist of no fewer than three members. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission"). At least one member of the Committee shall be a financial expert as defined by the Commission.

B. Provide an open avenue of communication between the internal auditors, the Company's independent auditor, and the Board of Directors, the representative of the Company's stockholders.

C. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, auditing or disclosure matters.

D. Directly appoint, retain, compensate, evaluate and terminate the Company's independent auditor. The Committee shall have the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor and the internal auditor shall report directly to the Committee.

E. Preapprove all auditing services and permitted non-audit services (including fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

F. Review and consult with the Company's independent auditor and such representatives of the Company, including its management, as the Committee deems appropriate, regarding an annual audit's scope and plan, and the result of each annual audit.

G. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not be implicated and that such auditor does not have any reason to believe that there has been conduct in violation of Rule 13b2-2 of the Exchange Act.

H. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law or otherwise by the New York Stock Exchange.

I. Review as it deems appropriate filings and other published Company documents containing the Company's consolidated financial statements.

J. Review, and consult with the Company's independent auditor, the Company's internal auditor and such representatives of the Company's management as the Committee may deem necessary regarding,:

o the Company's application (considering both acceptability and appropriateness) of accounting principles, and the clarity of the Company's disclosures regarding such application and principles;

o material changes proposed to be made in any such application of accounting principles or any such controls and procedures (either as a matter of discretion or required as a result of changes in such principles) and other changes when made;

o the Company's internal controls and procedures, such review to include a discussion with the Chief Executive Officer and the Chief Financial Officer regarding their quarterly evaluation of internal controls, including any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls; and

o the qualitative views of such persons with respect thereto and to possible reactions of the Company's stockholders.

        In light of such review and consultations, make such recommendations concerning the same to the Company's management as it deems appropriate and, if it deems appropriate, to report or direct the Company's management to report on such matters to the Board of Directors.

K. Review disclosures made to the Committee by the Company's Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

L. Review, with counsel to the Company, appropriate representatives of management and the Company's independent auditor, litigation, regulatory proceedings and issues of compliance with applicable law that could have an impact on the Company's consolidated financial statements and public disclosure.

M. After consultation with such representatives of the Company's management as the Committee may deem necessary, review annually with the Company's independent auditor each professional service (in addition to the audit services that they provided pursuant to their engagement by the Committee) that was provided in the previous year (subject to Item D above) or is then proposed to be provided in the subsequent year to the Company by the Company's independent auditor and the fees therefor.

N. Keep a record of its proceedings and regularly provide summary reports to the Board of Directors, or as otherwise provided by law or whenever it shall be called upon by the Board of Directors to do so.

O. Perform or cause to be performed such other duties, functions or investigations with respect to the Company's accounting and financial reports, and internal controls and procedures as the Committee deems necessary and consistent with Article IV of the Bylaws of the Company, or as otherwise specifically directed by the Board of Directors.

P. Posses the sole authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to the independent legal, accounting or other advisors employed by the Committee.

Q. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             SOUTHERN UNION COMPANY

                            FOR THE NOVEMBER 4, 2003
                         ANNUAL MEETING OF STOCKHOLDERS


The undersigned hereby appoints George L. Lindemann and Thomas F. Karam, or either of them, with power of substitution in each, proxies for the undersigned, to represent the undersigned and to vote all the Common Stock of the Company which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders to be held on November 4, 2003 at 11:00 a.m. Eastern Time at The Regency, 540 Park Avenue at 61st Street, New York, New York or at any adjournment or postponement thereof.

The Proxies are authorized to vote in their discretion upon all matters properly brought before the meeting, including any matter of which Management was not aware a reasonable time before the solicitation of this proxy. The Board of Directors recommends a vote "FOR" each proposal.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

      [SEE REVERSE SIDE]                             [SEE REVERSE SIDE]
--------------------------------------------------------------------------------
                                   DETACH HERE

[X] Please mark votes as in this example.

1. Election of the following nominees as Class I Directors
 Nominees:  (01) John E. Brennan, (02) Frank W. Denius and (03) Ronald W. Simms.

         FOR    [   ]      WITHHELD  [    ]

         -----------------------------------------------------------------------
         Withheld for the following only (write the name of the nominee(s) on the space above)


                                                                      FOR            AGAINST              ABSTAIN
2.   Proposal to approve the Southern Union Company                  [   ]            [   ]                [   ]
      2003 Stock and Incentive Plan.

                                                                      FOR            AGAINST              ABSTAIN
3.   Proposal to approve the Southern Union Company                  [   ]            [   ]                [   ]
      Executive Incentive Bonus Plan.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING [    ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [    ]

Please return your signed proxy at once in the enclosed envelope which requires no postage if mailed in the United States of America, even if you plan to attend the meeting in person.

Please date and sign below. If joint account, each owner should sign. When signing in a representative capacity, please give title. Please sign here exactly as name appears to the left.


------------------------------------      --------------------------------------
Signature                                 Date

------------------------------------      --------------------------------------
Signature                                 Date